UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2019

Date of Report (Date of earliest event reported)

FUNKO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38274	35-2593276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2802 Wetmore Avenue

Everett, Washington 98201

(Address of Principal Executive Offices) (Zip Code)

(425) 783-3616

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	FNKO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2019, the Board of Directors (the “Board”) of Funko, Inc. (the “Company”) increased the size of the Board from seven (7) to eight (8) directors and elected Sarah Levy as a Class III director of the Company, effective September 3, 2019.

Ms. Levy is eligible to participate in the Company’s Non-Employee Director Compensation Policy, which provides for (a) an annual retainer of $50,000 and (b) upon the effectiveness of her election to the Board, (i) an initial award of options to purchase shares of the Company’s Class A common stock having an aggregate fair value of $37,500 on the date of grant, prorated to reflect the period in which Ms. Levy will serve as a director until the anniversary of the Company’s 2019 annual meeting of stockholders and (ii) an initial award of restricted stock units having an aggregate fair value of $37,500 on the date of grant, also prorated to reflect the period in which Ms. Levy will serve as a director until the anniversary of the Company’s 2019 annual meeting of stockholders (together, the “Initial Awards”). The option award will have an exercise price equal to the fair market value of a share of the Company’s Class A common stock on the date of grant. The Initial Awards will vest and become exercisable on the first anniversary of the grant date, subject to Ms. Levy’s continued service on the Board through such vesting date. Ms. Levy will also enter into the Company’s standard indemnification agreement for directors and officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2019	FUNKO, INC.

	By:	/s/ Tracy D. Daw
Tracy D. Daw
Sr. Vice President, General Counsel and Secretary